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Medallion Financial Corp.	Public Relations
437 Madison Avenue	Harry Zlokower/Dave Closs
New York, New York10022	1-212-447-9292
Andrew M. Murstein, President
Larry D. Hall, CFO
1-212-328-2100
1-877-MEDALLION

FOR IMMEDIATE RELEASE:

MEDALLION FINANCIAL CORP. REPORTS

2013 FIRST QUARTER RESULTS

•	First quarter earnings of $6,472,000, or $0.30 per diluted common share, increased 18% from the 2012 first quarter

•	Managed assets were $1.212 billion, including $732 million at Medallion Bank

•	Not a single taxi medallion loan was more than 90 days past due

•	Net interest margin increased to 6.36% on a combined basis

•	Quarterly dividend of $0.22 per share declared

NEW YORK, NY – May 6, 2013 - Medallion Financial Corp. (Nasdaq: TAXI), a specialty finance company with a leading position servicing the taxicab industry and other niche markets, announced that earnings, or net increase in net assets resulting from operations, were $6,472,000 or $0.30 per diluted common share in the 2013 first quarter, up $1,006,000 or 18% from $5,466,000 or $0.30 per share in the 2012 first quarter.

Medallion Bank, the Company’s unconsolidated wholly-owned portfolio company, had net income of $4,650,000 in the 2013 first quarter, compared to $4,125,000 in the 2012 first quarter, an increase of $525,000 or 13%. As the Company continues to use Medallion Bank as a primary funding source, it refers more loans to Medallion Bank for origination to take advantage of current short term borrowing rates which are at historically low levels, and which are the Company’s least expensive source of funds.

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Medallion Financial Announces 2013 First Quarter Results p. 2

Andrew Murstein, President of Medallion Financial stated, “We are extremely pleased with the 2013 first quarter results, which were among the highest in the Company’s history. Additionally, we are also pleased that we will be paying a dividend of $0.22 per share, the highest it’s been in 12 years. Over the last 10 years we have given our shareholders an annual return including dividends of approximately 25% per year. We are proud to have performed so well, and we feel confident in our future.”

Medallion Financial’s net interest margin was 5.51% in the 2013 first quarter, compared to 4.18% in the comparable 2012 period, primarily reflecting our reduced cost of funds as funding sources have favorably repriced. On a combined basis with Medallion Bank, the net interest margin was 6.36% in the quarter, compared to 6.06% a year ago, reflecting the continued low cost of funds at the Bank, and the Bank’s higher-yielding loan portfolio. Both measures reflect the strong portfolio earning power of Medallion, as net interest margins remained at high levels compared to most other financial institutions.

Larry D. Hall, Chief Financial Officer of Medallion Financial stated, “All the important indicators of our business continue to demonstrate the quality of Medallion’s operations, including continued growth and profitability, very solid credit performance by the portfolio, strong capital levels, abundant liquidity, and an experienced management team. Loans 90 days or more past due remain at exceptionally low levels, only 0.3%, compared to 0.4% at year end, and 1.5% a year ago. Medallion’s capital and liquidity levels remained strong, with over $53,000,000 of deposit-raising capacity at Medallion Bank, in addition to over $98,000,000 of availability in our other funding sources. Medallion’s debt to equity ratio was only 1.45 to 1, providing ample room for increasing our leverage and growing our businesses down the road.”

Mr. Hall continued, “We have continued to replace higher cost borrowings with lower cost fixed and floating rate debt, further enhancing our profitability and lowering our cost of borrowed funds by 108 basis points from the year ago quarter. We see additional opportunities to continue this as rates remain near historic lows. Up to $38,000,000 of SBA debentures carries higher than market rates, and can likely be refinanced to current lower levels, subject to SBA approval, which if it occurs, should be accretive to subsequent earnings.”

Net investment income after income taxes was $2,463,000 or $0.11 per share in the 2013 quarter, up $852,000 or 53% from $1,611,000 or $0.09 per share in the 2012 quarter.

Medallion Financial’s on-balance sheet taxicab medallion loan portfolio was $289,000,000 at quarter end, down $2,000,000 or 1% from $291,000,000 a year ago, primarily due to the funding of most new medallion loan originations at Medallion Bank. Total managed medallion loans increased $11,000,000 or 2% to $685,000,000 at quarter end, up from $674,000,000 a year ago.

Medallion Financial’s on-balance sheet commercial loan portfolio was $62,000,000 at quarter end, up $6,000,000 or 11% from $56,000,000 a year ago. The managed commercial loan portfolio was $116,000,000 at quarter end, down $4,000,000 or 3% from $120,000,000 last year. Medallion Bank’s consumer loan portfolio increased $71,000,000 or 36% to $269,000,000 at quarter end from $198,000,000 a year ago. Overall, total managed assets increased $78,000,000 or 7% to $1,212,000,000 at quarter end, up from $1,134,000,000 a year ago.

Medallion Financial also announced a dividend of $0.22 per share for the 2013 first quarter, up from $0.21 per share in the 2012 first quarter. This brings the total dividends declared over the last four quarters to $0.86, up 10% from $0.78 cents in the prior four quarters, and equates to a yield of approximately 6% based on the closing price of the Company’s stock on May 1, 2013. The current dividend will be paid on May 24, 2013, to shareholders of record on May 17, 2013. Since the Company’s initial public offering in 1996, the Company has paid or declared in excess of $190,000,000 or $11.67 per share in dividends.

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Medallion Financial Corp. is a specialty finance company with a leading position in the origination and servicing of loans financing the purchase of taxicab medallions and related assets. The Company also originates and services loans in other commercial industries, and its wholly-owned portfolio company, Medallion Bank, also originates and services consumer loans. The Company and its subsidiaries have lent approximately $5 billion to the taxicab industry and other small businesses.

Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, costs, sales, net investment income, earnings, and growth. Medallion’s actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those factors discussed under the heading “Risk Factors,” in Medallion’s 2012 Annual Report on Form 10-K.

MEDALLION FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
(Dollars in thousands, except per share data)	2013	2012
Total investment income	$8,245	$7,863
Total interest expense	2,065	3,247

Net interest income	6,180	4,616

Total noninterest income	296	335

Salaries and benefits	2,551	2,050
Professional fees	500	313
Occupancy expense	201	211
Other operating expenses	761	766

Total operating expenses	4,013	3,340

Net investment income before income taxes	2,463	1,611
Income tax (provision) benefit	—	—

Net investment income after income taxes	2,463	1,611

Net realized gains (losses) on investments	77	(58)

Net change in unrealized appreciation on investments	2,965	2,013
Net change in unrealized appreciation on Medallion Bank and other controlled subsidiaries	967	1,900

Net unrealized appreciation on investments	3,932	3,913

Net realized/unrealized gains on investments	4,009	3,855

Net increase in net assets resulting from operations	$6,472	$5,466

Net investment income after income taxes per common share
Basic	$0.11	$0.09
Diluted	0.11	0.09

Net increase in net assets resulting from operations per common share
Basic	$0.30	$0.31
Diluted	0.30	0.30

Dividends declared per share	$0.22	$0.21

Weighted average common shares outstanding
Basic	21,423,311	17,657,222
Diluted	21,748,381	17,936,958

MEDALLION FINANCIAL CORP.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)	March 31, 2013	December 31, 2012
Assets
Medallion loans, at fair value	$288,873	$294,388
Commercial loans, at fair value	62,096	56,919
Investment in Medallion Bank and other controlled subsidiaries, at fair value	98,973	99,083
Equity investments, at fair value	4,623	4,620
Investment securities, at fair value	—	—

Net investments	454,565	455,010

Cash and cash equivalents	21,406	26,875
Accrued interest receivable	1,089	957
Fixed assets, net	614	601
Goodwill, net	5,069	5,069
Other assets, net	61,331	54,953

Total assets	$544,074	$543,465

Liabilities
Accounts payable and accrued expenses	$3,842	$3,144
Accrued interest payable	507	1,233
Funds borrowed	319,644	322,770

Total liabilities	323,993	327,147

Commitments and contingencies	—	—

Total shareholders’ equity (net assets)	220,081	216,318

Total liabilities and shareholders’ equity	$544,074	$543,465

Number of common shares outstanding	21,827,600	21,651,204
Net asset value per share	$10.08	$9.99

Total managed loans	$1,069,972	$1,060,693
Total managed assets	1,212,404	1,219,224